As filed with the Securities and Exchange Commission on May 2, 2008

Registration Number 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Aspyra, Inc.

(Exact name of registrant as specified in its Charter)

California	95-3353465
(State or other jurisdiction	(I.R.S. Employer)
of incorporation or organization)	Identification No.)

26115- A Mureau Road

Calabasas, CA 91302

(818) 880-6700

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

James Zierick

Chief Executive Officer

Aspyra, Inc.

26115- A Mureau Road

Calabasas, CA 91302

(818) 880-6700

 (Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:

David Manno, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

(212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto  that shall become effective upon filing  with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company.  See definitions of large accelerated filer,” “accelerated filer,” and “smaller reporting company,” in Rule 12b-2 of the Exchange Act.  (Check one.)

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount To be Registered	Proposed Maximum Aggregate Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, no par value	10,923,919 shares(2)	$0.535	$5,844,297	$229.68

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the American Stock Exchange on April 28, 2008, which was $0.535 per share.

(2) Represents (i) 5,427,273 shares issuable upon conversion of convertible notes, and (ii) 5,496,646 shares issuable upon exercise of outstanding warrants, which convertible notes and warrants were issued by us to the selling stockholders in a private placement.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 2, 2008

PROSPECTUS

ASPYRA, INC.

10,923,919 Shares of Common Stock

The selling stockholders named in this prospectus are offering to sell up to 10,923,919 shares of common stock of Aspyra, Inc., representing (i) 5,427,273 shares issuable upon conversion of convertible notes, and (ii) 5,496,646 shares issuable upon exercise of outstanding warrants, which convertible notes and warrants were issued by us to the selling stockholders in a private placement. We will not receive any proceeds from the resale of shares of our common stock.

Our common stock currently trades on the American Stock Exchange under the symbol “APY.”  On April 30, 2008, the last reported sale price for our common stock on the American Stock Exchange was $0.50 per share.

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling stockholders are offering these shares of common stock. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is         , 2008

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed on Form S-3 with the Securities and Exchange Commission or SEC. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. You should refer to the registration statement for additional information about us and the common stock being offered in this prospectus.Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement are not necessarily complete, and you should review the referenced document itself for a complete understanding of its terms.

We file annual, quarterly and special reports, proxy statements and other information with the SEC.You may read and copy any document that we file at the SEC’s public reference facilities located at 100 F Street Room 1580, Washington, DC 20549, and at the SEC’s regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Woolworth Building, 233 Broadway New York, New York. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to ‘incorporate by reference’ the information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of our common stock registered under this prospectus.

Aspyra, Inc. Filings (File No. 001-13268)

• our annual report on Form 10-KSB for the fiscal year ended December 31, 2007, filed with the SEC on March 31, 2008;

• our current reports on Form 8-K filed on January 7, 2008, February 1, 2008, February 28, 2008, March 17, 2008, and April 1, 2008; and

• the description of our common stock, which is contained in the registration statement on Form 8-A filed with the SEC on February 10, 2000.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at Aspyra, Inc., 26115-A Mureau Road, Calabasas, California 91302, attention: chief executive officer, telephone: (818) 880-6700.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled “Risk Factors” before deciding to invest in our common stock. Aspyra, Inc. is referred to throughout this prospectus as “Aspyra,” “the Company”, “we” or “us.”

Our Company

Aspyra, Inc., formerly known as Creative Computer Applications, Inc., is a healthcare information technology and service provider that specializes in Clinical Information Systems (“CIS”) and Diagnostic Information Systems (“DIS”) for healthcare providers. As a result of its merger with StorCOMM, Inc., a private company, on November 22, 2005, Aspyra broadened its portfolio of products to include the Picture Archive Communication Systems (“PACS”) products that were developed and sold by StorCOMM. In connection with the merger, the Company changed its name to Aspyra, Inc. and StorCOMM’s name was changed to Aspyra Diagnostic Solutions, Inc. (“ADSI”).

Aspyra’s software and services for hospitals and clinic-based laboratories, orthopedic centers, and hospital imaging departments are highly scalable and can be used by a broad variety of healthcare providers. Clinical information is data that is gathered concerning each individual patient’s health condition, diagnosis, and treatment that are used by doctors, nurses and other healthcare providers. Such data may include laboratory test results, transcribed reports of radiological or imaging procedures, digital diagnostic images, and other clinical and diagnostic data. Aspyra’s products are deployed to provide automation of clinical information and digital diagnostic images that facilitate the operation of clinical departments and allows the rapid recording and processing of information that can be communicated, documented, and delivered to healthcare providers.

Currently, we market a product line that includes a Laboratory Information System (LIS) under the trade name CyberLAB ® , a general purpose PACS system under the trade name AccessNET™, a Radiology Information System (“RIS”) under the trade name CyberRAD ® , a RIS/PACS integrated system under the trade name AccessRAD™, a specialty PACS system under the trade name AccessMED™, an Anatomic Pathology System under the trade name of CyberPATH ® , a WebGateway™ portal for physician access to its CIS applications, and other related clinical and diagnostic application modules. In February 2008 we notified our customer base that we will discontinue support in February 2009 of our Pharmacy Information System previously marketed under the trade name CyberMED ® .

Our corporate offices are located at 26115-A Mureau Road, Calabasas, California 91302. Our telephone number is (818) 880-6700 and our website address is www.aspyra.com. Information contained on our website or any other website does not constitute part of this prospectus. Our business consists of three operational areas:(1) Clinical Information System and Diagnostic Information System products, (2) service of our customer’s installations, and (3) implementation services.We generate revenues from the licensing of application software, the sale of hardware, and the provision of implementation and long-term post implementation services. We sells our CIS and DIS systems directly through its own sales force in North America, through channel partners and distributor programs with other companies, and has reseller agreements in certain international markets.

This Offering

On March 26, 2008 (the “Closing Date”), we entered into a Securities Purchase Agreement (the “Purchase Agreement”), by and among the Company, Jay Weil as collateral agent, and the purchasers named on the signature pages thereto (the “Purchasers”).

Pursuant to the Purchase Agreement, the Company issued and sold to the Purchasers, all of whom are accredited investors, $2,775,000 in principal amount of secured convertible notes (the “Purchaser Notes”) (including $600,000 in Purchaser Notes that was rolled over from bridge loans), and warrants to purchase 5,045,453 shares of the Company’s common stock (“Purchaser Warrants”). The Purchaser Notes are convertible into shares of the Company’s common stock at a conversion price of $0.55 per share, subject to adjustment in the event of stock splits, stock dividends, and similar transactions. The Purchaser Notes mature on March 26, 2010 and bear interest at the rate of 8% per annum compounded on each July 15 and January 15.Each Purchaser received Purchaser Warrants equal to the total number of shares of common stock initially issuable upon conversion of the related Purchaser Note, which terminate on the third anniversary of the warrant issuance. The Purchaser Warrants have an exercise price of $0.55 per share subject to adjustment in the event of stock splits, stock dividends, and similar transactions.

Pursuant to the Purchase Agreement, we are required, within 120 days of the Closing Date, to obtain shareholder approval, at a meeting of our shareholders held upon requisite notice and pursuant to the rules and regulations of the American Stock Exchange, for (i) the issuance and/or potential issuance of all shares of common stock which may be issued pursuant to the conversion of the Notes and the exercise of the Warrants equal to 19.99 percent or more of our common stock in connection with the Purchase Agreement, and (ii) amendment of our certificate of incorporation to increase the number of shares of our common stock that we are authorized to issue to 40,000,000 shares (collectively, the “Shareholder Approval”). Failure to obtain the Shareholder Approval would constitute an event of default under the Notes, which could require the early repayment of the outstanding principal balance of the Notes, and increase the interest rate on the Notes to the default rate of 24% (or the maximum lawful rate)..

Pursuant to a security agreement entered into in connection with the Purchase Agreement, the Purchaser Notes are secured by a security interest in substantially all of the Company’s assets, subordinate only to the security interest held in the Company’s assets by Western Commercial Bank pursuant to the Company’s line of credit with the Western Commercial Bank.

We issued the placement agent for the private placement, a note in the amount of $210,000 (the “Broker Note”, and together with the Purchaser Notes, the “Notes”)), and warrants to purchase 451,193 shares of our common stock (the “Broker Warrants”, and together with the Purchaser Warrants, the “Warrants”). The Broker Notes and Broker Warrants have the same terms as the Purchaser Notes and Purchaser Warrants.

Pursuant to a registration rights agreement entered into in connection with the Purchase Agreement, we agreed to use commercially reasonable efforts to file a registration statement registering the shares of common stock underlying the Notes and the Warrants with the Securities and Exchange Commission (“SEC”) within 60 days from the Closing Date and use commercially reasonable effects to have such registration statement declared effective within 90 days from the date on which we file the registration statement (120 days if the registration statement is reviewed by the SEC). In the event that the initial registration statement does not include all of the shares of common stock underlying the Notes and Warrants, the Company will file an additional registration statement registering the allowable balance pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

The issuance and sale of the Notes and Warrants was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the issuance. Each of the Notes and Warrants contain restrictive legends preventing the sale, transfer or other disposition of such Notes and Warrants, unless registered under the Securities Act, or pursuant to an exemption therefrom.

The 10,923,919 shares of common stock included in this prospectus represent the (i) 5,427,273 shares issuable upon conversion of the Notes, and (ii) 5,496,646 shares issuable upon exercise of the Warrants.

Common stock outstanding prior to the offering	12,437,150*

Common stock offered by selling stockholders	10,923,919 shares of common stock (representing 5,472,273 shares issuable upon conversion of Notes and 5,496,646 shares issuable upon exercise of Warrants)

Common stock to be outstanding after the offering	23,361,069**

Use of proceeds	We will not receive any proceeds from the sale of the securities hereunder. See “Use of Proceeds” for a complete description.

*                      As of April 14, 2008.

**               Assumes the full conversion of the Notes and exercise of the Warrants.

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Additional risks and uncertainties that we do not currently know about or that we currently deem immaterial may also adversely affect our business, financial condition and results of operations. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See “Forward-Looking Statements.”

Risks Related to Our Business

We have incurred losses recently that may adversely impact liquidity.

We have experienced operating losses and cash outflows.For the fiscal year ended December 31, 2007, our net loss was $5,006,032.At December 31, 2007, our cash and cash equivalents totaled $803,392 and our working capital deficit was $4,007,912.We cannot be certain that Aspyra will become profitable, or if it does become profitable over any period of time, sustain profitability.If Aspyra does not become profitable and sustain profitability, the market price of our common stock will decline.The Company’s primary source of working capital has been generated from private placements and borrowings.The Company’s results of operations for the fiscal year ended December 31, 2007 produced negative operating cash flow of $1,618,035.Any decline in sales, delays in implementations where payments are tied to delivery and/or performance of services or cancellations of contracts could have a negative effect on cash flow from operations and could in turn increase our liquidity problem.If sales are not as expected, the Company will consider certain cost cutting measures.We may require additional cash resources to sustain our business.The sale of convertible debt securities or additional equity securities could result in additional dilution to our shareholders.The incurrence of additional indebtedness would result in incurring debt service obligations and could result in operating and financial covenants that would restrict our operations.There can be no assurance that any additional financing will be available on acceptable terms, if at all.

Any failure to successfully introduce future products into the market could adversely affect our business.

The commercial success of future products depends upon their acceptance by the medical community.Our future product plans include capital-intensive clinical and diagnostic information systems.We believe that these products can significantly reduce labor costs, improve patient care and offer other distinctive benefits to the medical community.However, there is often market resistance to products that require significant capital expenditures or which eliminate jobs through automation. We can make no assurance that the market will accept our future products and systems, or those sales of our future products and systems will grow at the rates expected by our management.

If we fail to meet changing demands of technology, we may not continue to be able to compete successfully with competitors.

The market for our products is characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements.Our future success depends upon our ability to introduce new products that keep pace with technological developments, enhance current product lines and respond to evolving client requirements.Aspyra has incurred, and we will need to continue to incur, significant research and development expenditures in future periods as we strive to remain competitive.Our failure to meet these demands could result in a loss of our market share and competitiveness and could harm our revenues and results of operations.

Our success depends on our ability to attract, retain and motivate management and other skilled employees.

Our future success and growth depend on the continued services of our key management and employees.The loss of the services of any of these individuals or any other key employee could materially affect our business. Our future success also depends on our ability to identify, attract and retain additional qualified personnel. Competition for employees in our industry is intense and we may not be successful in attracting or retaining them.There are a limited number of people with knowledge of, and experience in, our industry.We do not have employment agreements with most of our key employees.We do not maintain life insurance polices on our employees.Our loss of key personnel, especially without advance notice, or our inability to hire or retain qualified personnel, could have a material adverse effect on sales and our ability to maintain our technological edge.We cannot guarantee that we will continue to retain our key management and skilled personnel, or that we will be able to attract, assimilate and retain other highly qualified personnel in the future.

If we do not protect our proprietary information and prevent third parties from making unauthorized use of our products and technology, our financial results could be harmed.

We rely on a combination of confidentiality agreements and procedures and copyright, patent, trademark and trade secret laws to protect our proprietary information. However, all of these measures afford only limited protection and may be challenged, invalidated, or circumvented by third parties. Third parties may copy aspects of our products or otherwise obtain and use our proprietary information without authorization. Third parties may also develop similar or superior technology independently, including by designing around our patents. Furthermore, the laws of some foreign countries do not offer the same level of protection of our proprietary rights as the laws of the United States, and we may be subject to unauthorized use of our products in those countries. Any legal action that we may bring to protect proprietary information could be expensive and may distract management from day-to-day operations. Unauthorized copying or use of our products or proprietary information could result in reduced sales of our products.

Third parties claiming that we infringe their proprietary rights could cause us to incur significant legal expenses and prevent us from selling our products.

From time to time, we have received claims that we have infringed the intellectual property rights of others and may receive additional claims in the future.Any such claim, with or without merit, could:

•                  be time consuming to defend;

•                  result in costly litigation;

•                  divert management’s time and attention from our business;

•                  require us to stop selling, to delay shipping or to redesign our products; or

•                  require us to pay monetary amounts as damages to our customers.

In addition, we license and use software from third parties in our business. These third party software licenses may not continue to be available to us on acceptable terms. Also, these third parties may from time to time receive claims that they have infringed the intellectual property rights of others, including patent and copyright infringement claims, which may affect our ability to continue licensing their software. Our inability to use any of this third party software could result in disruptions in our business, which could materially and adversely affect our operating results.

Aspyra operates in a consolidating industry which creates barriers to market penetration.

The healthcare information technology industry in recent years has been characterized by consolidation by both healthcare providers who are our customers and by those companies that we compete against. Large hospital chains and groups of affiliated hospitals prefer to negotiate comprehensive contracts for all of their system needs with larger vendors who offer broader product lines and services. The conveniences offered by these large vendors are administrative and financial incentives that we cannot offer our customers.

Our products may be subject to government regulation in the future that could impair our operations.

Our products could be subject to stringent government regulation in the United States and other countries in the future. Furthermore, we expect that the integration of our product and service offering will require us to comply with regulatory requirements and that we will devote significant time and resources to this effort.These regulatory processes can be lengthy, expensive and uncertain. Additionally, securing necessary clearances or approvals may require the submission of extensive data and other supporting information.

Failure to comply with applicable requirements could result in fines, recall, total or partial suspension of distribution, withdrawal of existing product or our inability to integrate our service and product offerings. If any of these things occur, it could have a material adverse impact on our business.

Changes in government regulation of the healthcare industry could adversely affect our business.

Federal and state legislative proposals are periodically introduced or proposed that would affect major changes in the healthcare system, nationally, at the state level or both. Future legislation, regulation or payment policies of Medicare, Medicaid, private health insurance plans, health maintenance organizations and other third-party payers could adversely affect the demand for our current or future products and our ability to sell our products on a profitable basis. Moreover, healthcare legislation is an area of extensive and dynamic change, and we cannot predict future legislative changes in the healthcare field or their impact on our industry or our business.

We are subject to the Health Insurance Portability and Accountability Act (“HIPAA”) and the cost of complying with HIPAA may negatively impact our net income.

Our business is substantially impacted by the requirements of HIPAA and our products must maintain the confidentiality of a patient’s medical records and information. These requirements also apply to most of our customers.We believe our products meet the standards of HIPAA and may require our customers to upgrade their systems, but our customers’ preoccupation with HIPAA may adversely impact sales of our products, and the costs of compliance with HIPAA could have an impact on our product margins and selling, general and administrative expenses incurred by us and could negatively impact our net income.

Defective products or product failure may subject us to liability and could substantially increase our costs.

Our products are used to gather information for professionals to make medical decisions, diagnosis, and treatment.Accordingly, the manufacture and sale of our products entails an inherent risk of product liability arising from an inaccurate, or allegedly inaccurate, test or procedure result.In the past, Aspyra has discovered errors and failures in certain of our product offerings after their introduction and have experienced delayed or lost revenues during the period required to correct these errors. Errors and failures in products released by us could result in negative publicity, product returns, loss of or delay in market acceptance of our products, loss of competitive position or claims by customers or others.Alleviating any of these problems could require significant expenditures of our capital and resources and could cause interruptions, delays or cessation of our sales, which could cause us to lose existing or potential customers and would adversely affect our operating results.We may be subject to product liability claims as a result of any failure or errors in our products.If a customer is successful in proving its damages, it could prove expensive and time-consuming to defend against these claims, and we could be liable for the damages suffered by our customers and other related expenses, which could adversely affect our operating results.We currently maintain product liability insurance coverage for up to $2 million per incident and up to an aggregate of $4 million per year.Although management believes this liability coverage is sufficient protection against future claims, there can be no assurance of the sufficiency of these policies.We have not received any indication that our insurance carrier will not renew our product liability insurance at or near current premiums; however, we cannot guarantee that this will continue to be the case.

System or network failures could reduce our sales, increase costs or result in a loss of customers.

We rely on our management information systems to operate our business and to track our operating results. Our management information systems will require modification and refinement as we grow and our business needs change. If we experience a significant system failure or if we are unable to modify our management information systems to respond to changes in our business needs, then our ability to properly run our business could be adversely affected and could lead to a reduction in our sales, increase costs and a loss of customers.

Our evaluation of internal controls and remediation of potential problems will be costly and time consuming and could expose weakness in our financial reporting.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from recent legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002. We have evaluated our internal controls system to allow management to report on in the current year and determined our controls are effective.

Factors outside of our control may adversely affect our operations and operating results.

Our operations and operating results may be adversely affected by many different factors which are outside of our control, including:

•                                deterioration in economic conditions in any of the healthcare information technology industry, which could reduce customer demand and ability to pay for our products and services;

•                                 political and military instability, which could slow spending within our target markets, delay sales cycles and otherwise adversely affect our ability to generate revenues and operate effectively;

•                                 budgetary constraints of customers, which are influenced by corporate earnings and spending objectives;

•                                earthquakes, floods or other natural disasters affecting our headquarters located in Calabasas, California, an area known for seismic activity, or our other locations worldwide;

•                                acts of war or terrorism; and

•                                inadvertent errors.

Any of these factors could result in a loss of revenues and/or higher expenses, which could adversely affect our financial results.

Our international operations involve special risks that could increase our expenses, adversely affect our operating results and require increased time and attention of our management.

We expect to generate approximately 10% of our revenues from customers located outside of the United States in the fiscal year ending December 31, 2008.Our international operations are subject to risks in addition to those faced by our domestic operations, including:

•                    potential loss of proprietary information due to piracy, misappropriation or laws that may be less protective of our intellectual property rights;

•                    imposition of foreign laws and other governmental controls, including trade and employment restrictions;

•                    enactment of additional regulations or restrictions on imports and exports;

•                    fluctuations in currency exchange rates and economic instability such as higher interest rates and inflation, which could make our products more expensive in those countries;

•                    limitations on future growth or inability to maintain current levels of revenues from international sales if we do not invest sufficiently in our international operations;

•                    longer payment cycles for sales in foreign countries and difficulties in collecting accounts receivable;

•                    difficulties in staffing, managing and operating our international operations;

•                    difficulties in coordinating the activities of our geographically dispersed and culturally diverse operations; and

•                    political unrest, war or terrorism, particularly in areas in which we have facilities.

A portion of the Company’s transactions outside of the United States are denominated in foreign currencies. Our functional currency is the U.S. dollar.Accordingly, our future operating results will continue to be subject to fluctuations in foreign currency rates. Hedging foreign currency transaction exposures is complex and subject to uncertainty. We may be negatively affected by fluctuations in foreign currency rates in the future, especially if international sales continue to grow as a percentage of our total sales.

Changes to financial accounting standards and new exchange rules could make it more expensive to issue stock options to employees, which would increase compensation costs and may cause us to change our business practices.

We prepare our financial statements to conform with generally accepted accounting principles, or GAAP, in the United States. These accounting principles are subject to interpretation by the Public Company Accounting Oversight Board, the SEC and various other bodies. A change in those policies could have a significant effect on our reported results and may affect our reporting of transactions completed before a change is announced.

For example, we have used stock options and other long-term equity incentives as a fundamental component of our employee compensation packages. We believe that stock options and other long-term equity incentives directly motivate our employees to maximize long-term shareholder value and, through the use of vesting, encourage employees to remain with our Company. The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards 123R that requires us to record a charge to earnings for employee stock option grants. In addition, regulations implemented by the American Stock Exchange generally require shareholder approval for all stock option plans, which could make it more difficult or expensive for us to grant stock options to employees. We may, as a result of these changes, incur increased compensation costs, change our equity compensation strategy or find it difficult to attract, retain and motivate employees, each of which could materially and adversely affect our business, operating results and financial condition.

Our wholly owned subsidiary, Aspyra Diagnostic Solutions, Inc., currently relies on third party distribution arrangements to distribute its products.The loss of any of these relationships, or a material change in any of them, could materially harm our business.

For the fiscal years ended December 31, 2007 and 2006, our wholly owned subsidiary, Aspyra Diagnostic Solutions, Inc., received approximately 17% and 90% of its revenues, respectively, through third party distribution arrangements. We expect that we will continue to generate a significant portion of our revenues through a limited number of distribution arrangements for the foreseeable future. A significant portion of the Company’s outstanding accounts receivable is with such third party distributors, which will result in a concentration of our credit risk. If any of these third party distributors decides not to market or distribute our products or decides to terminate or not renew its agreement with us, we may be unable to replace the affected agreements with acceptable alternatives, which could materially harm our business, operating results and financial condition.

Failure to obtain the required shareholder approval under the Purchase Agreement could require the early repayment of the Notes. If we were unable to repay the Notes when required, the Note holders could, subject to the security interest of Western Commercial Bank, foreclose on the collateral and commence legal action against us to recover the amounts due which ultimately could require the disposition of some or all of our assets.

Pursuant to the Purchase Agreement which closed in March 2008, we are required, within 120 days of the Closing Date, to obtain shareholder approval, at a meeting of our shareholders held upon requisite notice and pursuant to the rules and regulations of the American Stock Exchange, for (i) the issuance and/or potential issuance of all shares of common stock which may be issued pursuant to the conversion of the Notes and the exercise of the Warrants equal to 19.99 percent or more of our common stock in connection with the Purchase Agreement, and (ii) amendment of our certificate of incorporation to increase the number of shares of our common stock that we are authorized to issue to 40,000,000 shares (collectively, the “Shareholder Approval”). Failure to obtain the Shareholder Approval would constitute an event of default under the Notes, which could require the early repayment of the outstanding principal balance of the Notes, and increase the interest rate on the Notes to the default rate of 24% (or the maximum lawful rate).. This would require us to use our limited working capital and raise additional funds, which may not be available on terms acceptable to the Company, or at all.If we were unable to repay the Notes when required, the Note holders could, subject to the security interest of Western Commercial Bank, foreclose on the collateral and commence legal action against us to recover the amounts due which ultimately could require the disposition of some or all of our assets.Any such action would require us to curtail or cease operations.

Risks Related to Our Common Stock

Holders of our common stock are subject to the risk of additional and substantial dilution to their interests as a result of the issuances of common stock in connection with the Notes and Warrants.

Pursuant to the private placement that closed on March 26, 2008, we issued to the selling stockholders $2,985,000 in Notes, convertible into 5,427,273 shares of common stock at a conversion price of $0.55 per share, and Warrants to purchase 5,496,646 shares of our common stock.As a result, assuming the conversion of all Notes and exercise of all Warrants, up to 10,923,919 shares of the Company’s common stock may be issued. Although there is no assurance that the selling stockholders will convert any of the Notes or exercise any of the Warrants, if such issuances were to occur, they would be highly dilutive of existing shareholders and may, under certain conditions affect a change of control of the Company.

Our stock price may be volatile in the future, and you could lose the value of your investment.

The market prices of the common stock for Aspyra have experienced significant fluctuations and our stock price may continue to fluctuate significantly, and you could lose the value of your investment. The market price of our common stock may be affected by a number of factors, including:

•                               announcements of quarterly operating results and revenue and earnings forecasts by us, our competitors or our customers;

•                               failure to achieve financial forecasts, either because expected sales do not occur or because they occur at lower prices or on terms that are less favorable to us;

•                               rumors, announcements or press articles regarding changes in our management, organization, operations or prior financial statements;

•                               changes in revenue and earnings estimates by securities analysts;

•                               announcements of planned acquisitions by us or by our competitors;

•                               announcements of new or planned products by us, our competitors or our customers;

•                               gain or loss of a significant customer;

•                               inquiries by the SEC, American Stock Exchange, law enforcement or other regulatory bodies; and

•                               acts of terrorism, the threat of war and economic slowdowns in general.

The stock market has experienced extreme price volatility, which has adversely affected and may continue to adversely affect the market price of our common stock for reasons unrelated to our business or operating results.

Fluctuations in our quarterly financial results have affected the stock prices of Aspyra in the past and could affect our stock price in the future.

Our quarterly financial results have fluctuated in the past, and are likely to vary significantly in the future. A number of factors associated with the operation of our business may cause our quarterly financial results to fluctuate, including our ability to:

•                                effectively align sales resources to meet customer needs and address market opportunities;

•                                effectively respond to competitive pressures; and

•                                effectively manage our operating expense levels.

A number of factors associated with our industry and the markets for our products, many of which are outside our control, may cause our quarterly financial results to fluctuate, including:

•                                reduced demand for any of our products;

•                                timing and amount of orders by customers and seasonality in the buying patterns of customers;

•                                cancellation, deferral or limitation of orders by customers;

•                                fluctuations in foreign currency exchange rates; and

•                                weakness or uncertainty in general economic or industry conditions.

Quarterly changes in our financial results could cause the trading price of our common stock to fluctuate significantly.If our quarterly financial results or our predictions of future financial results fail to meet the expectations of securities analysts and investors, our stock price could be negatively affected. Any volatility in our quarterly financial results may make it more difficult for us to raise capital in the future or pursue acquisitions that involve issuances of our stock or securities convertible into or exercisable for our stock. You should not rely on the results of prior periods as predictors of our future performance.

FORWARD-LOOKING STATEMENTS

This prospectus and other filings with the SEC contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.

Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “will” and words and terms of similar substance used in connection with any discussion of future events, operating or financial performance, financing sources, product development, capital requirements, market growth and the like, identify forward-looking statements. These forward-looking statements include, among others:

•     projections of revenues and other financial items;

•     statements of strategies and objectives for future operations;

•     statements regarding integration plans following the merger with StorCOMM;

•     statements concerning proposed applications or services;

•     statements regarding future economic conditions, performance or business prospects;

•     statements regarding competitors or competitive actions; and

•     statements of assumptions underlying any of the foregoing.

All forward-looking statements are present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks related to Aspyra’s business discussed under “Risk Factors” of this Prospectus, among others, could cause actual results to differ materially from those described in the forward-looking statements.

The Company makes no representation as to whether any projected or estimated information or results contained in any forward-looking statements will be obtained or achieved. Shareholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this Prospectus. The Company is under no obligation, and it expressly disclaims any obligation, to update or alter any forward-looking statements after the date of this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

The sale of common stock offered hereby is being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any of the proceeds from the resale of the common stock by the selling stockholders. We received net proceeds of approximately $2,660,500 (after deduction of attorney fees, listing fees, and other miscellaneous expenses, and including proceeds of $600,000 in bridge loans that were rolled over into the private placement). We are using the proceeds for working capital. We will incur all costs associated with this registration statement and prospectus, which are currently estimated to be approximately $36,730. If the warrants issued pursuant to the private placement are completely exercised for cash, we would receive a maximum of $3,023,156 as a result of such exercises. Notwithstanding, there is no assurance that any of the warrants will be exercised. However, the selling stockholders are entitled to exercise the warrants on a cashless basis if the market price of the Company’s common stock exceeds the exercise price. In the event that the selling stockholders exercise the warrants on a cashless basis, we will not receive any proceeds. If we receive any proceeds from the exercise of the warrants, these proceeds will be used for general working capital purposes.

SELLING STOCKHOLDERS

Below is information with respect to the beneficial ownership of our securities by the selling stockholders as of April 14, 2008. Except as described below, the selling stockholders do not have, or have had, any position, office or other material relationship with us or any of our affiliates beyond their investment in, or receipt of, our securities. See “Plan of Distribution” for additional information about the selling stockholders and the manner in which the selling stockholders may dispose of their shares. Beneficial ownership has been determined in accordance with the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shares voting or investment power of that security, and includes option that are currently exercisable or exercisable within 60 days. Our registration of these shares does not necessarily mean that the selling stockholders will sell any or all of the shares covered by this prospectus. The percentages for each selling stockholder are based on 12,437,150 shares issued and outstanding, plus the additional shares that the selling stockholder is deemed to beneficially own as set forth in the table.

We are registering 10,923,919 shares of common stock for resale from time to time by the selling stockholders. The 10,923,919 shares included in this prospectus represent (i) 5,427,273 shares issuable upon conversion of the Notes, and (ii) 5,496,646 shares issuable upon exercise of the Warrants, which Notes and Warrants were issued to the selling stockholders in the private placement that closed on March 26, 2008.

The selling stockholders may sell all, or none of their shares in this offering. See “Plan of Distribution.”

	Before the Offering						After the Offering (1)
Selling Stockholder	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned		Number of Shares Being Offered		Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Bicknell Family Holding Co., LLC (2)	1,380,371	(3)	9.99	%(3)	4,545,454	(4)	0	*
Cascoh, Inc. (5)	601,959	(6)	4.70%		363,636	(6)	238,323	1.02%
Icon Capital Partners, LP (7)	181,818	(8)	1.44%		181,818	(8)	0	*
Joe C. Higday Revocable Trust TTEE DTD 5/20/04 (9)	523,636	(6)	4.09%		363,636	(6)	160,000	*
Tebo Capital, LLC SEP IRA (10)	454,546	(11)	3.53%		454,546	(11)	0	*
Bradford G. Peters (12)	1,918,575	(13)	15.41%		727,272	(14)	1,918,575	8.21%
David G. & Lisa Suzanne Orscheln UTA 8/22/01 (15)	581,946	(6)	4.55%		363,636	(6)	218,310124	*
J. Shawn Chalmers Revocable Trust DTD 8/13/96 (16)	1,277,594	(17)	9.99%		2,727,273	(18)	926,023	3.96%
C. Ian Sym-Smith (19)	1,394,469	(20)	11.20%		363,636	(21)	1,394,469	5.97%
David K. Richards (22)	100,284	(23)	*		100,284	(23)	0	*
Todd A. Tumbleson (24)	632,399	(25)	4.99%		722,728	(26)	396,204	1.70%
Nancy M. Richardson (27)	10,000	(28)	*		10,000	(28)	0	*

*    less than 1%.

(1) Assumes that all shares offered here are sold.

(2) Martin C. Bicknell is the manager of Bicknell Family Holding Co., LLC and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, may be deemed a control person, with voting and investment power (directly or with others), of the securities of the Company owned by Bicknell Family Holding Co., LLC. Mr. Bicknell disclaims beneficial ownership of these securities. The selling stockholder has informed us that it is not a broker-dealer or affiliate of a broker-dealer.

(3) The selling stockholder owns a Note in the amount of $1,250,000, convertible into 2,272,727 shares of common stock at a conversion price of $0.55 per share, and Warrants to purchase 2,272,727 shares of common stock. The Note and Warrants owned by the selling stockholder provide that they cannot be converted or exercised, as applicable, to the extent such conversion or exercise, as applicable, would result in the holder and its affiliates beneficially owning more than 9.99% of our outstanding common stock on the date of such conversion or exercise, as applicable. The number and percentage of common stock deemed beneficially owned is limited accordingly.

(4) Represents (i) 2,272,727 shares issuable upon exercise of a Purchaser Note and (ii) 2,272,727 shares issuable upon exercise of Purchaser Warrants.

(5) Barton J. Cohen is the president of Cascoh, Inc. and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, may be deemed a control person, with voting and investment power (directly or with others), of the securities of the Company owned by Cascoh, Inc. Mr. Cohen disclaims beneficial ownership of these securities. The selling stockholder has informed us that it is not a broker-dealer or affiliate of a broker-dealer.

(6) Includes (i) 181,818 shares of common stock issuable upon exercise of a Purchaser Note and (ii) 181,818 shares issuable upon exercise of Purchaser Warrants. The Note and Warrants owned by the selling stockholder provide that they cannot be converted or exercised, as applicable, to the extent such conversion or exercise, as applicable, would result in the holder and its affiliates beneficially owning more than 4.99% of our outstanding common stock on the date of such conversion or exercise, as applicable.

(7) Adam Cabibi is the general partner of Icon Capital Partners LP and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, may be deemed a control person, with voting and investment power (directly or with others), of the securities of the Company owned by Icon Capital Partners LP. Mr. Cabibi disclaims beneficial ownership of these securities. The selling stockholder is an affiliate of a broker-dealer. The selling stockholder purchased its securities in the ordinary course of business, and at the time of the purchase of the securities had no agreements or understandings, directly or indirectly, with any person to distribute the securities

(8) Represents (i) 90,909 shares of common stock issuable upon exercise of a Purchaser Note and (ii) 90,909 shares issuable upon exercise of Purchaser Warrants. The Note and Warrants owned by the selling stockholder provide that they cannot be converted or exercised, as applicable, to the extent such conversion or exercise, as applicable, would result in the holder and its affiliates beneficially owning more than 4.99% of our outstanding common stock on the date of such conversion or exercise, as applicable.

(9) Joe C. Higday is the trustee of Joe C. Higday Revocable Trust TTEE DTD 5/20/04 and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, may be deemed a control person, with voting and investment power (directly or with others), of the securities of the Company owned by Joe C. Higday Revocable Trust TTEE DTD 5/20/04. The selling stockholder has informed us that it is not a broker-dealer or affiliate of a broker-dealer.

(10) Todd A. Tumbleson is the manager of Tebo Capital, LLC SEP IRA and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, may be deemed a control person, with voting and investment power (directly or with others), of the securities of the Company owned by Tebo Capital, LLC SEP IRA. The selling stockholder has informed us that it is not a broker-dealer or  affiliate of a broker-dealer.

(11) Represents (i) 227,273 shares of common stock issuable upon exercise of a Purchaser Note and (ii) 227,273 shares issuable upon exercise of Purchaser Warrants. The Note and Warrants owned by the selling stockholder provide that they cannot be converted or exercised, as applicable, to the extent such conversion or exercise, as applicable, would result in the holder and its affiliates beneficially owning more than 4.99% of our outstanding common stock on the date of such conversion or exercise, as applicable.

(12) Bradford G. Peters was a director of the Company from November 2005 to January 2008. The selling stockholder has informed us that he is not a broker-dealer or affiliate of a broker-dealer.

(13) Includes 12,500 shares issuable upon exercise of options currently exercisable or exercisable within 60 days. Does not include (i) 363,636 shares of common stock issuable upon exercise of a Purchaser Note and (ii) 363,636 shares issuable upon exercise of Purchaser Warrants. The Note and Warrants owned by the selling stockholder provide that they cannot be converted or exercised, as applicable, to the extent such conversion or exercise, as applicable, would result in the holder and its affiliates beneficially owning more than 9.99% of our outstanding common stock on the date of such conversion or exercise, as applicable. The number and percentage of common stock deemed beneficially owned is limited accordingly.

(14) Represents (i) 363,636 shares of common stock issuable upon exercise of a Purchaser Note and (ii) 363,636 shares issuable upon exercise of Purchaser Warrants.

(15) David Orscheln is the trustee of David G. & Lisa Suzanne Orscheln UTA 8/22/01 and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, may be deemed a control person, with voting and investment power (directly or with others), of the securities of the Company owned by David G. & Lisa Suzanne Orscheln 8/22/01. The selling stockholder has informed us that it is not a broker-dealer or affiliate of a broker-dealer.

(16) J. Shawn Chalmers is the trustee of J. Shawn Chalmers Revocable Trust DTD 8/13/96 and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, may be deemed a control person, with voting and investment power (directly or with others), of the securities of the Company owned by J. Shawn Chalmers Revocable Trust DTD 8/13/96. The selling stockholder has informed us that it is not a broker-dealer or affiliate of a broker-dealer.

(17) Includes 926,023 shares of common stock and an additional 351,571 shares of common stock issuable upon exercise of Warrants or conversion of a Note. The Note and Warrants owned by the selling stockholder provide that they cannot be converted or exercised, as applicable, to the extent such conversion or exercise, as applicable, would result in the holder and its affiliates beneficially owning more than 9.99% of our outstanding common stock on the date of such conversion or exercise, as applicable. The number and percentage of common stock deemed beneficially owned is limited accordingly.

(18) Represents (i) 1,363,637 shares of common stock issuable upon exercise of a Purchaser Note and (ii) 1,363,636 shares issuable upon exercise of Purchaser Warrants.

(19) C. Ian Sym-Smith has been a director of the Company since November 2005. The selling stockholder has informed us that he is not a broker-dealer or affiliate of a broker-dealer.

(20) Includes 12,960 shares issuable upon exercise of options. Does not include (i) 181,818 shares of common stock issuable upon exercise of a Purchaser Note and (ii) 181,818 shares issuable upon exercise of Purchaser Warrants. The Note and Warrants owned by the selling stockholder provide that they cannot be converted or exercised, as applicable, to the extent such conversion or exercise, as applicable, would result in the holder and its affiliates beneficially owning more than 9.99% of our outstanding common stock on the date of such conversion or exercise, as applicable. The number and percentage of common stock deemed beneficially owned is limited accordingly.

(21) Represents (i) 181,818 shares of common stock issuable upon exercise of a Purchaser Note and (ii) 181,818 shares issuable upon exercise of Purchaser Warrants.

(22) The selling stockholder has informed us that he is an affiliate of a broker-dealer. The selling stockholder is the President and owner of Great American Investors, Inc. The selling stockholder received his Broker Note and Broker Warrants by assignment from Great American Investors Inc. The selling stockholder has informed us that he received his securities in the ordinary course of business, and that at the time he received the securities, he did not have any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

(23) Represents (i) 45,455 shares of common stock issuable upon exercise of a Broker Note and (ii) 54,829 shares issuable upon exercise of Broker Warrants. The Note and Warrants owned by the selling stockholder provide that they cannot be converted or exercised, as applicable, to the extent such conversion or exercise, as applicable, would result in the holder and its affiliates beneficially owning more than 4.99% of our outstanding common stock on the date of such conversion or exercise, as applicable.

(24) The selling stockholder has informed us that he is not a broker-dealer or affiliate of a broker-dealer. The selling stockholder received his Broker Note and Broker Warrants by assignment from Great American Investors, Inc.

(25) Includes (i) 103,181 shares of common stock owned directly by the selling stockholder and his wife, (ii) 293,023 shares owned directly by Tebo Partners II, LLC, and (iii) 236,195 shares of common stock issuable upon exercise of Broker Warrants or conversion of a Broker Note. Tebo Capital, LLC is the sole manager of Tebo Partners II, LLC and Todd A. Tumbleson is the sole member of Tebo Capital, LLC. The Note and Warrants owned by the selling stockholder provide that they cannot be converted or exercised, as applicable, to the extent such conversion or exercise, as applicable, would result in the holder and its affiliates beneficially owning more than 4.99% of our outstanding common stock on the date of such conversion or exercise, as applicable. The number and percentage of common stock deemed beneficially owned is limited accordingly.

(26) Represents (i) 336,364 shares of common stock issuable upon exercise of a Broker Note and (ii) 386,364 shares issuable upon exercise of Broker Warrants. The Note and Warrants owned by the selling stockholder provide that they cannot be converted or exercised, as applicable, to the extent such conversion or exercise, as applicable, would result in the holder and its affiliates beneficially owning more than 4.99% of our outstanding common stock on the date of such conversion or exercise, as applicable.

(27) The selling stockholder has informed us that she is not a broker-dealer or affiliate of a broker-dealer. The selling stockholder received her Broker Warrants by assignment from Great American Investors, Inc.

(28) Represents shares issuable upon exercise of Broker Warrants. The Warrants owned by the selling stockholder provide that they cannot be exercised to the extent such exercise would result in the holder and its affiliates beneficially owning more than 4.99% of our outstanding common stock on the date of such exercise.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the common stock by one or more of the following methods, without limitation:

•                  Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

•                  Ordinary brokerage transactions and transactions in which the broker solicits purchases;

•                  Privately negotiated transactions;

•                  In connection with short sales of company shares;

•                  Through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

•                  By pledge to secure debts of other obligations;

•                  In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•                  Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•                  In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer the common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders’ shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling stockholder can presently estimate the amount of any such compensation.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common stock. A selling stockholder may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the common stock offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us against specified liabilities.

We have agreed to pay all expenses incident to the registration of the common in connection with this offering.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

LEGAL MATTERS

The validity of the common stock will be passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2007 and for each of the two years in the period ended December 31, 2007 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by Aspyra, Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission (“SEC”) registration fee:

Securities and Exchange Commission Registration Fee	$230
Accounting Fees and Expenses	7,500
Legal Fees and Expenses	25,000
Miscellaneous	4,000

Total	$36,730

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

California General Corporate Law

Sections 204(a)(10), 204(a)(11), 204.5 and 317 of the California General Corporation Law (“CGCL”) permit a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933. Our Articles of Incorporation provide that the liability of directors for monetary damages shall be eliminated to the fullest extent permitted under California law. In addition, our Articles of Incorporation provide that we are authorized to provide indemnification of agents, including directors, officers, employees and other agents (as defined in Section 317 of the CGCL) for breach of duty to the Company and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject only to the applicable limits set forth in Section 204 of the CGCL.

Our Bylaws provide that, to the maximum extent permitted by the CGCL, we may indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person was an agent of the Company, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding. We may advance expenses incurred in defending any proceeding prior to the final disposition of such proceeding to the maximum extent permitted by the CGCL.

The above discussion of the CGCL and our Articles of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statutes, Articles of Incorporation and Bylaws.

Indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, or otherwise. We have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Directors’ and Officers’ Liability Insurance

Section 317(i) of the CGCL further provides that a corporation may purchase and maintain insurance on behalf of any agent, including any director, officer, employee or other agent of the corporation.

Our bylaws permit the Company to secure insurance on behalf of any officer, director, employee or other agent of the Company.

We have obtained policies of insurance under which, subject to the limitations of such policies, coverage is provided to the Company’s directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer.

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers in addition to the indemnification provided for in our Articles of Incorporation and Bylaws. These agreements, among other things, provide for indemnification of the Company’s directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer or at the Company’s request. We believe that these provisions and agreements are necessary to attract and retain qualified people as directors and executive officers.

ITEM 16. EXHIBITS

Exhibit Number	Description
4.1	Restated Articles of Incorporation (filed as an exhibit to the Company’s Registration Statement on Form S-18 dated September 22, 1983, SEC File No. 2- 85265, and incorporated herein by reference)
4.2

Amendment to the Restated Articles of Incorporation (included as an Annex to the joint proxy statement/prospectus that is part of the Company’s Registration Statement on Form S-4, originally filed on October 3, 2005, SEC File No. 333-128795, and incorporated herein by reference)

4.3	Bylaws, as amended (filed as an exhibit to the Company’s Registration Statement on Form S-18 dated September 22, 1983, SEC File No. 2- 85265, and incorporated herein by reference)
4.4	Specimen share certificate (filed as an exhibit to the Company’s Registration Statement on Form S-3 dated June 9, 2006, SEC File No. 333-134926, and incorporated herein by reference)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
23.1	Consent of BDO Seidman, LLP
23.2	Consent of Sichenzia Ross Freidman Ference LLP (included in Exhibit 5.1)
24	Power of Attorney (included on Page 19)

ITEM 17. UNDERTAKINGS

1.     The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.     The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

6.               The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1)or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 2, 2008.

ASPYRA, INC.

By:	/s/ James Zierick
James Zierick,
Interim Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James Zierick, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Zierick	Interim Chief Executive Officer and Director (Principal Executive Officer)	May 2, 2008
James Zierick

/s/ Anahita Vilafane	Chief Financial Officer and Secretary (principal accounting and financial officer)	May 2, 2008
Anahita Villafane

/s/ John Mutch	Chairman	May 2, 2008
John Mutch

/s/ Lawrence S. Schmid	Director	May 2, 2008
Lawrence S. Schmid

/s/ Robert S. Fogerson, Jr.	Director	May 2, 2008
Robert S. Fogerson, Jr.

/s/ Norman R. Cohen	Director	May 2, 2008
Norman R. Cohen

/s/ Jeffrey Tumbleson	Director	May 2, 2008
Jeffrey Tumbleson

/s/ C. Ian Sym-Smith	Director	May 2, 2008
C. Ian Sym-Smith